Exhibit 99.1

I-AM Capital Acquisition Company Announces Pricing of $50,000,000 Initial Public Offering

NEW YORK, August 17, 2017 (BUSINESS WIRE) -- I-AM Capital Acquisition Company (NASDAQ:IAMXU) (“IAM” or the “Company”), a company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, today announced the pricing of its initial public offering (“IPO”) of 5,000,000 units at a price to the public of $10.00 per unit.  The units are expected to be listed on The NASDAQ Capital Market (“NASDAQ”) under the symbol “IAMXU” beginning today. Each unit issued in the IPO consists of one share of common stock, one warrant to acquire one share of common stock at an exercise price of $11.50 per share and one right to receive one-tenth (1/10) of one share of common stock upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the units will cease trading and the common stock, warrants and rights are expected to be traded on NASDAQ under the symbols “IAM”, “IAMXW” and “IAMXR”, respectively.

Maxim Group LLC is acting as sole book-running manager and Chardan is acting as lead manager for the IPO. IAM has granted the underwriters a 45-day option to purchase up to 750,000 additional units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from Maxim Group LLC, 405 Lexington Ave, New York, NY 10174, Attn: Prospectus Department or by Tel: (800) 724-0761.

A registration statement relating to the securities was declared effective by the SEC on August 16, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About IAM

IAM, led by F. Jacob Cherian and Suhel Kanuga, is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a target business will not be limited to a particular industry or geographic region, although it intends to focus its search on target businesses with a connection in India.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed IPO and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Suhel Kanuga

I-AM Capital Acquisition Company

sk@i-amcapital.com